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                                                                   EXHIBIT 10.2


                                  CONFIDENTIAL

                               SEVERANCE AGREEMENT


         This SEVERANCE AGREEMENT is executed by U. S. Interactive, Inc. (hereinafter referred to as "USI") and Stephen T. Zarrilli (hereinafter referred to as "Zarrilli").

                                   WITNESSETH:

                  WHEREAS, pursuant to the terms of a certain Employment Agreement, dated July __, 1999, between Zarrilli and USI, Zarrilli became, and is currently an employee and a director and Chief Executive Officer and President of USI and an officer and director of USI's subsidiaries and affiliated companies (sometimes, collectively referred to herein as , the "Companies"); and

                  WHEREAS, Zarrilli has agreed to resign from his employment with USI, and from his offices of Chief Executive Officer and President and as a director of USI and as an officer and director of each of the Companies and USI and each of the Companies have agreed to accept Zarrilli's resignations; and

                  WHEREAS, the parties have agreed that the aforesaid Employment Agreement shall automatically terminate and be of no further force or effect upon execution of this Severance Agreement.

                  NOW THEREFORE, in consideration of the obligations of the parties hereto, and other consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  1. Resignation. USI and Zarrilli hereby agree that as of this date, Zarrilli is no longer employed by USI and that Zarrilli does hereby resign as of this date from all officer positions and director positions of each of the Companies. Zarrilli agrees to execute any documents necessary to effectuate such resignations. Zarrilli further agrees to provide reasonable assistance in the transition of his duties.

                  2. Severance Compensation: USI shall pay to Zarrilli the sum of Four Hundred Twelve Thousand Five Hundred Dollars ($412,500). This sum will be paid in equal periodic payments throughout the next eighteen (18) months, in accordance with USI's normal payroll disbursements, or at such earlier times at the discretion of USI. These payments are to be made irrespective of any other employment Zarrilli may obtain. USI will make state and federal tax deductions, social security deductions, and all other appropriate deductions from these severance payments and any other payments hereunder. If Zarrilli breaches any material obligation set forth in this document or in the agreements referred to in Section 6, and if such breach is curable and is not cured within ten (10) days after Zarrilli receives notice of such breach, all payments set forth in this section and the benefits and insurance coverages set forth in Section 5 will immediately terminate. In addition, USI shall reimburse Zarrilli for his legal costs and expenses in connection with the negotiation and execution of this Severance Agreement up to $2,000.00. In addition, USI shall pay for outplacement service fees on behalf of Zarrilli, not to exceed $10,000.00, and USI shall pay to Zarrilli up to $1,000 for business use of home phone service.

                  3. Vacation Compensation: USI and Zarrilli agree that Zarrilli has one month of accrued, unused vacation for which he will be paid $22,917, subject to appropriate withholding. Such amount is being paid upon execution of this Agreement.

                  4. Stock Options: Zarrilli may exercise his currently vested options for shares of USI stock during the period of 60 days immediately after the date hereof. All options for shares not vested as of this date are deemed to be vested immediately upon execution by Zarrilli and USI of this Agreement and are exercisable for a period of 60 days immediately after the date hereof. All of the aforesaid options may hereinafter be referred to as the "Vested Options". Except as modified by this Section 4, Zarrilli must exercise the Vested Options in accordance with the option plans under which they were granted. USI and Zarrilli acknowledge that as of the date hereof Zarrilli has those options set forth on Exhibit "A".

                  5. Insurance and Other Benefits: USI will continue at USI's sole expense all benefits to which he is entitled as of this date, including the existing coverage of Zarrilli and his family (to the extent applicable) for health, life, disability and dental care, for a period of eighteen (18) months after the date hereof. Thereafter, Zarrilli will be eligible to continue his coverage in accordance with COBRA and applicable law. Such eighteen (18) month anniversary shall be deemed to be the commencement date for COBRA entitlement. USI will provide Zarrilli information regarding his eligibility for such benefits and his obligations pursuant to applicable law including, without limitation, COBRA. Zarrilli understands and agrees that following the eighteen
(18) month period, he will be solely responsible for making any applicable premium payments. USI shall reimburse Zarrilli for auto expenses in the amount of $ 650.00 per month, in accordance with the reimbursement practices of USI for a period of eighteen (18) months following the date hereof.
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                  6. Existing Agreement. Zarrilli does hereby reaffirm his
obligations under and agrees that he remains bound by and subject to the Employee Non-Disclosure, Assignment of Developments, Non-Solicitation and Non-Competition Agreement (the "NDA") executed by him and USI on June 28, 1996; and that notwithstanding anything to the contrary in the NDA, Zarrilli agrees to be bound by such obligations for a period of eighteen (18) months following the date hereof, provided, however, the parties hereby agree that Section 3(i) and 3(iii) are hereby deleted and Zarrilli shall no longer be obligated to comply with such sections. For purposes hereof, the NDA shall be deemed incorporated herein by reference and made a part hereof.. USI acknowledges that it has obtained all necessary consents in connection with this Agreement required to be obtained by USI.

                  7. Release. Except for the obligations of USI set forth in this Agreement, Zarrilli does hereby remise, release and forever discharge USI, and each of USI's past and present divisions, subsidiaries, parents, predecessors, and, in a corporate capacity and as an individual, each of USI's past and present directors, officers, shareholders, agents and employees (except with respect to the obligations of USI under this Agreement, the applicable option plans and option agreements, the Employee Non-Disclosure, Assignment of Developments, Non-Solicitation and Non-Competition Agreement executed by Zarrilli on June 28, 1996, as amended hereby; and USI does hereby remise, release and forever discharge Zarrilli (except with respect to the obligations of Zarrilli under: this Agreement, the applicable option plans and option agreements, the Employee Non-Disclosure, Assignment of Developments, Non-Solicitation and Non-Competition Agreement executed by Zarrilli on June 28, 1996, as amended hereby, from any and all manner of actions, causes of action, suits, debts, accounts, contracts, agreements, controversies, which Zarrilli (in the case of USI) and USI (in the case of Zarrilli) ever had, now has, or hereafter can, shall or may have for, upon or by reason of any act, transaction, practice, conduct, matter, cause or thing of any kind whatsoever that arose or occurred prior to the date hereof, whether or not now known, including but not limited to any action, cause of action, suit, debt, account, contract, agreement, controversy, judgment, damage, claim, liability and demand of any nature whatsoever, arising out of, relating to or based upon, in whole or in part:

                           (a) Zarrilli's employment with USI and any
compensation arrangements related thereto, including vacation, sick time, and any options (excluding the Vested Options) granted or to be granted to Zarrilli by USI;

                           (b) Any act, transaction, practice or conduct arising
or occurring prior to the date hereof, which is actionable, or claimed to be actionable, under any statutory or common law of the United States or any state thereof;

                           (c) Any effect which existed or occurred, or
presently exists, or may in the future exist or occur, as a result of any act, transaction, practice or conduct that occurred prior to the date hereof;

                           (d) All claims arising from or during Zarrilli's
employment by USI or as a result of the termination of Zarrilli's employment, and all claims arising under federal, state or local laws or regulations prohibiting employment discrimination based upon age, race, sex, religion, handicap, disability, national origin or any other protected characteristic, including, but not limited to, any and all claims arising under the laws of the Commonwealth of Pennsylvania and the laws of the State of Delaware, the Age Discrimination in Employment Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, the Employee Retirement Income Security Act ("ERISA"), and/or claims growing out of any legal restrictions, expressed or implied, on USI's right to control or terminate the employment of its employees; and

                           (e) Any other act, transaction, practice or conduct
whatever that occurred prior to the date hereof, whether or not Zarrilli or USI presently has knowledge of the acts, transactions, practices, conduct or other matters covered herein (all of the foregoing, hereinafter "Claims").
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         Exclusions. Notwithstanding the foregoing, nothing in this Severance
Agreement shall operate, or shall be construed or interpreted, as a release, acquittal, discharge or waiver of any of the following, and none of the following shall be included in the claims that are the subject of the release contained in this Severance Agreement:

                           a. Such rights of Zarrilli which are unconditionally
vested in him as of the date hereof under the terms of the employee welfare benefit plans of USI (medical, dental and disability insurance plans, life insurance, and 401(k) plan), Zarrilli hereby acknowledging that all such rights shall be provided only in accordance with, and subject to, the terms and provisions of the relevant plans as in effect from time to time which are applicable to Zarrilli.

                           b. The right of Zarrilli and his dependents to the
continuation of health care coverage for eighteen (18) months as specified in
Section 5 hereof, and subject to, applicable law, including, without limitation, COBRA, of which Zarrilli understands he will be notified after the date hereof. Zarrilli hereby acknowledges that such rights are subject to Zarrilli's timely exercise and that all payments subsequent to such eighteen (18) month severance period for any such continued health care coverage will be paid by him.

                           c. Zarrilli's right to reimbursement of business
expenses incurred through the date hereof, in accordance with and subject to the normal reimbursement procedures of USI, provided that in order for a request to be eligible for reimbursement it must be submitted on or before forty-five (45) days after the date hereof.

                           d. Any right which Zarrilli now has or may have to
claim indemnity (including advancement of expenses) for liabilities in connection with his activities as a director, officer or employee of USI or any of the Companies pursuant to the terms of any applicable statute, under any insurance policy, or pursuant to the certificate of incorporation or bylaws of USI.
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                           e. Zarrilli hereby confirms that: (i) his execution
of the release contained in this Severance Agreement is a material inducement to USI for entering into this Severance Agreement and making the payments at the time called for herein; (ii) Zarrilli has had the opportunity to consult, and has in fact consulted with legal counsel, concerning this Severance Agreement;
(iii) no statements, representations or promises have been made to Zarrilli, or relied upon by Zarrilli, in executing this Severance Agreement.

                  8. Covenants Not to Sue. Except for the obligations of USI set forth in this Agreement, Zarrilli covenants and agrees not to commence or prosecute any action or proceeding against USI or any of USI's past or present divisions, subsidiaries, parents, predecessors, or, in a corporate capacity or as an individual, any of USI's past or present directors, officers, shareholders, agents, or employees, or to assert against USI or any of USI's past or present divisions, subsidiaries, parents, predecessors, or, in a corporate capacity or as an individual, any of USI's past or present directors, officers, shareholders, agents or employees in any action or proceeding any matter whether or not now known, based upon any act, transaction, practice or conduct of USI or any of USI's past or present divisions, subsidiaries, parents, predecessors, or, in a corporate capacity or as an individual, any of USI's past or present directors, officers, shareholders, agents or employees, that occurred prior to the date hereof. Except for the obligations of Zarrilli set forth in this Agreement or the agreement set forth in Section 6, USI covenants and agrees not to commence or prosecute any action or proceeding against Zarrilli in a corporate capacity or as an individual, or to assert against Zarrilli in a corporate capacity or as an individual in any action or proceeding any matter whether or not now known, based upon any act, transaction, practice or conduct of Zarrilli in a corporate capacity or as an individual, that occurred prior to the date hereof.

                  9. References. If inquiries are made to USI from prospective employers of Zarrilli or from any other person or entity, the inquiries (whether written or oral) will be referred to Mr. Shay or another executive mutually agreed upon by Zarrilli and USI, and Mr. Shay or the other executive will provide only the information contained on Exhibit B attached hereto. If authorized by Zarrilli in writing in advance, USI also will provide a prospective employer any other information mutually agreed upon by Zarrilli and USI.

                  10. Non-Disparagement: Zarrilli agrees that he will not disparage or defame USI and/or its current or former directors, officers, shareholders, and employees, and USI agrees not to, and shall cause its directors, officers and employees not to, disparage or defame Zarrilli.

                  11. Return of USI Property: Zarrilli agrees that as of the execution of this Severance Agreement, he has returned to USI any and all USI property currently in his possession, including, but not limited to, any USI keys, access cards, credit cards, computer equipment, computer tapes and diskettes, documents, manuals, client information, and any other information in either printed or electronic formats which he obtained as a result of or in connection with his employment by USI, with the exception of the items of personal property and computer equipment specified on Exhibit C attached hereto, which shall be Zarrilli's property.

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                  12. Special Provisions:  USI agrees to grant Zarrilli the
following:


     o After screening by Mr. Shay, during the three (3) month period after the date hereof, USI's emails and voicemails for Zarrilli not related to USI will be directed to accounts which Zarrilli provides to USI.

     o USI shall provide Zarrilli a reasonable period of time to remove his personal belongings located in his office.

     o USI shall provide to Zarrilli reasonable administrative services for a period not to exceed 3 months.

     o For a period of up to one year, after review, USI shall forward to Zarrilli all non-USI-related mail.

                  13. Confidentiality: The parties hereto agree that it is the intent of the parties to maintain the complete confidentiality of this Severance Agreement and the negotiations leading to this Severance Agreement. Therefore, the parties agree that they will not publicize, and will take all prudent steps to ensure the confidentiality of this Severance Agreement. The only comment the parties will make about Zarrilli's resignation from USI is detailed in Exhibit B, that he resigned voluntarily, and that all matters relating to his employment with USI have been resolved to the mutual satisfaction of the parties. Notwithstanding the terms of this Section, Zarrilli will be entitled to disclose the terms of this Severance Agreement as may be required by law, and to his lawyers, tax advisors, accountants, and immediate family on the condition that those to whom such disclosure is made also will be bound by the terms of this Section, and USI shall be permitted to disclose the terms of this Severance Agreement as required by law, rule or regulation. USI shall issue a press release promptly following the execution of this Agreement in the form of Exhibit B.

                  14. No Admission of Fault: Zarrilli and USI agree that their willingness to enter into this Severance Agreement does not constitute, and is not to be construed as, any admission of liability or fault on the part of Zarrilli or USI.

                  15. Jurisdiction. Any action, suit or proceeding arising out of or relating to this Agreement or any other agreement executed in connection herewith shall be litigated exclusively in the Courts of the Commonwealth of Pennsylvania. Each of the parties hereto hereby irrevocably and unconditionally
(A) submits to the jurisdiction of the Pennsylvania Courts, (B) waives, and agrees not to plead or to make, any objection to the venue of any proceeding in the Pennsylvania Courts, (C) waives, and agrees not to plead or to make, any claim that any proceeding brought in the Pennsylvania Courts has been brought in an improper or otherwise inconvenient forum, (D) waives, and agrees not to plead or to make, any claim that the Pennsylvania Courts lack personal jurisdiction over him or it, (E) waives their rights to remove any proceeding to the federal courts except where such courts are vested with sole and exclusive jurisdiction by statute, and (F) understands and agrees that they shall not seek a jury trial or punitive damages in any proceeding based upon or arising out of or otherwise related to this Agreement or any other agreement executed in connection herewith or the breach, termination or validity thereof, and waives any and all rights to any such jury trial or to seek punitive damages. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances.

                  16. Injunctive Relief ; Acceleration of Payments

                           (a) Each party agrees that any breach of their
respective obligations under this Agreement will cause irreparable harm to the other party and that in the event of such a breach the other party shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief.

                           (b) In the event it is determined by a court of
competent jurisdiction that USI has
breached its obligations to make the required severance payments hereunder, USI shall immediately pay to Zarrilli (i) the amount of such payments and all remaining payments, (ii) the benefits and insurance premiums for coverages required to be provided by USI but not provided, (iii) interest at a rate of ten percent (10%) per annum from the original due date on amounts not paid to Zarrilli, and (iv) all reasonable attorney's fees and costs incurred by Zarrilli in obtaining such a determination.

                  17. No Waiver. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  18. Termination of Employment Agreement. The parties agree that the Employment Agreement between USI and Zarrilli is deemed terminated and of no further force or effect upon the full execution of this Severance Agreement.

                  19. Notices. Except as expressly set forth in this Agreement, all notices, requests, demands and other communications provided for hereunder shall be in writing and mailed or delivered to the applicable party at the addresses specified below:

         If to Zarrilli: at the following address, or at such other address as shall be designated by Zarrilli in a written notice to USI complying as to delivery with the terms of this Agreement:



                                    Stephen T. Zarrilli
                                    314 Jefferson Drive
                                    Malvern, PA 19355


        With a copy to:             James D. Rosener, Esquire
                                    Pepper Hamilton L.L.P.
                                    1235 Westlakes Drive
                                    Suite 400
                                    Berwyn, PA  19312-2041


         If to USI: at the following address, or at such other address as shall be designated by USI in a written notice to Zarrilli complying as to delivery with the terms of this Agreement:

                                    U.S. Interactive, Inc.
                                    2012 Renaissance Boulevard
                                    King of Prussia, PA  19406
                                    Phone: (610)  313-9700
                                    Fax: (610) 382-8908
                                    Attn:  Chief Executive Officer

         All notices, requests, demands and other communications must be by express overnight courier service, or registered or certified mail return receipt requested, and shall be considered to be delivered three (3) days after dispatch.

                  20. No Transfer of Claim. Zarrilli represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand or cause of action relating to any matter covered by this Agreement.

                  21. Successors and Assigns. This Agreement shall inure to the benefit of USI and its predecessors, successors and assigns and shall be binding upon Zarrilli and his heirs, executors, and administrators. Zarrilli shall not have the right to assign any of his rights hereunder or any interest herein nor delegate any of his duties hereunder.

                  22. Entire Agreement. This Agreement, and the other agreements executed and delivered herewith, constitute the entire agreement between the parties and supersede any prior understandings or agreements concerning the subject matter hereof.

                  24. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to choice of laws principles.

                  25. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

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                  IN WITNESS WHEREOF, the parties hereto, intending to be
legally bound hereby, have executed this Agreement under seal on the day and year set forth below.



WITNESS:

_______________________________         By:      /s/ Stephen T. Zarrilli
                                                 ------------------------------
                                                  Stephen T. Zarrilli

                                        Date: September 8, 2000
                                             ----------------------------------



                                        U.S. INTERACTIVE, INC.

                                        By:       /s/  Eric Pulier
                                                  -----------------------------
                                                 Eric Pulier

                                        Title:   Chairman
                                                 ------------------------------

                                        Date: September 8, 2000
                                             ----------------------------------